Exhibit 21

SUBSIDIARIES OF VESTA INSURANCE GROUP, INC.

J. Gordon Gaines, Inc. (Delaware)

•	Florida Select Insurance Agency, Inc. (Florida)

•	Select Insurance Services, Inc. (Texas) d/b/a Texas Select Lloyds, Inc.

Vesta Fire Insurance Corporation (Illinois)

•	Florida Select Insurance Holdings, Inc. (Florida)

•	Florida Select Insurance Company (Florida)

•	Shelby Casualty Insurance Company (Illinois)

•	The Shelby Insurance Company (Illinois)

•	Texas Select Lloyds Insurance Company (Texas)

•	The Hawaiian Insurance & Guaranty Company, Ltd. (Hawaii)

•	Vesta Insurance Corporation (Illinois)

Vesta Timber Co., LLC (Alabama)